Exhibit 2.4

FINAL FORM

Dated [●] [●],[●]

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

Table of Contents

I.	THE BOARD		1

	A.	Composition of the Board During the Initial Board Transition Period	1
	B.	Composition of the Board After the Initial Board Transition Period	2
	C.	Director Independence	2
	D.	Separate Sessions of Independent Directors	2
	E.	Executive Directors	3
	F.	Independent Lead Director	6
	G.	Director Qualification Standards and Additional Selection Criteria	7
	H.	Director Orientation and Continuing Education	7
	I.	No Specific Limitation on Other Board Service	8
	J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company	8
	K.	Term	8
	L.	Mandatory Retirement	8
	M.	Director Roles and Responsibilities	9
	N.	Compensation	9
	O.	Share Ownership	9
	P.	Board Access to Senior Management	9
	Q.	Board Access to Independent Advisors	10
	R.	Annual Self-Evaluation	10

II.	BOARD MEETINGS		10

	A.	Frequency of Meetings	10
	B.	Director Attendance	10
	C.	Attendance of Non-Directors	11
	D.	Advance Receipt of Meeting Materials	11

III.	COMMITTEE MATTERS		11

	A.	Committee Overview	11
	B.	Committee Charters	12
	C.	Composition	12
	D.	Committee Chairs	12
	E.	Advisors	12

IV.	SUCCESSION PLANNING		12

V.	FUNCTIONS; HEADQUARTERS		13

Exhibit A: Roles and Responsibilities			A–1
Exhibit B: Director Qualification Standards and Additional Selection Criteria			B–1

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of TechnipFMC (the “Company”) has adopted the following Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its members.

These Guidelines should be interpreted in the context of all applicable laws and regulations and the Company’s articles of association (the “Articles”) and other corporate governance documents. The term “entire Board” and capitalized terms not otherwise defined herein shall have the meaning afforded them in the Articles. These Guidelines acknowledge the leadership exercised by the Board’s standing committees and their respective chairs and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate and in the best interests of the Company and its members or as required by applicable laws and regulations; provided that, in addition to any vote required under the Articles:

(i) during the Initial Board Transition Period, any amendment of Article I.A, Article I.B, Article I.C, Article I.E, Article I.F, Article I.L, Article III.A, Article III.C, Article III.D, Article V or Exhibit A to these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board; and

(ii) without limiting the foregoing, until the 2021 AGM, any amendment of Article I.E or Article I.F of these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board.

I.	THE BOARD

A.	Composition of the Board During the Initial Board Transition Period

During the Initial Board Transition Period (as such term is defined in the Articles as of the date hereof):

(i) The Board shall consist of no more than fourteen (14) members. The Board initially consists of seven (7) Directors designated by Cobalt (collectively, the “C Directors”) and seven (7) Directors designated by Lead (collectively, the “L Directors”).

(ii) The Board shall form a Nominating and Corporate Governance Committee with two subcommittees for the purpose of appointing Directors to the Board if Board vacancies occur during the Initial Board Transition Period. One subcommittee shall consist of the C Directors then serving on the Nominating and Corporate Governance Committee (the “C Subcommittee”) and the other subcommittee shall consist of the L Directors then serving on the Nominating and Corporate Governance Committee (the “L Subcommittee”). All Directors serving on the subcommittees must be Independent Directors (as defined below).

(iii) The Board shall delegate its power to appoint any person who is willing to act as a

Director to the C Subcommittee, in the event of a vacancy on the Board created by a C Director, and to the L Subcommittee, in the event of a vacancy created by an L Director. In the event of a vacancy on the Board created by a C Director, the C Subcommittee, by the vote of a majority of the members of the C Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an L Director, the L Subcommittee, by the vote of a majority of the members of the L Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an Independent Director, the Director appointed by the C Subcommittee or L Subcommittee, as applicable, shall be an Independent Director. Any Director who is appointed to the Board by the C Subcommittee or L Subcommittee shall be designated, and for all purposes shall be deemed to be, a C Director or an L Director, as applicable, for purposes of these Guidelines.

(iv) The Board shall appoint each Director appointed to the Board by the C Subcommittee or the L Subcommittee to each committee on which the vacating Director who preceded him in office served, subject to compliance with the New York Stock Exchange (“NYSE”) rules. In the event that the rules and regulations of the NYSE prohibit any appointment to any such committee, the Board shall appoint such alternative Director as the C Subcommittee, in the case of a vacating C Director, or the L Subcommittee, in the case of a vacating L Director, may designate.

(v) If any C Director or L Director is removed by vote of the members of the Company and replaced by a Director nominated by a member of the Company, such replacement Director shall for the remaining duration of the Initial Board Transition Period be deemed to be: (i) a C Director if the Director whose removal caused the vacancy he or she fills had been a C Director; or (ii) an L Director if the Director whose removal caused the vacancy he or she fills had been an L Director.

B.	Composition of the Board After the Initial Board Transition Period

After the Initial Board Transition Period, except as otherwise provided in Article I.E and Article I.F:

(i) the composition of the Board shall be as set forth in Article 25 of the Articles; and

(ii) vacancies shall be filled by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee, and there shall no longer be any designation as a C Director or an L Director.

C.	Director Independence

Except as otherwise permitted by applicable NYSE rules, the Board will be comprised of a majority of directors who qualify as independent directors (each, an “Independent Director” and, collectively, the “Independent Directors”) as required under the NYSE rules.

D.	Separate Sessions of Independent Directors

The Independent Directors will meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but at least once per year following a regularly scheduled Board meeting.

E.	Executive Directors

The Articles provide that the Directors may elect a Chair of the Board to preside at all meetings of the Board at which he or she is present and that, if the Board has appointed a Director to the office of executive chair (the “Executive Chair”), the Executive Chair shall serve as the Chair of the Board for all purposes under the Articles and the Guidelines. The Articles additionally provide that the Directors may appoint a Director to the office of chief executive officer (the “Chief Executive Officer”). The initial Executive Chair has been designated by Lead and the initial Chief Executive Officer has been designated by Cobalt. The Chief Executive Officer shall report to the full Board. The roles and responsibilities of the Executive Chair and the Chief Executive Officer (as well as the roles and responsibilities of the Chief Operating Officer) are set forth in Exhibit A to these Guidelines.

Each of the Executive Chair and Chief Executive Officer may be removed from such office during the Initial Board Transition Period only by two-thirds resolution of the entire Board, provided that the Executive Chair and the Chief Executive Officer shall both abstain from any such vote.

The function and utility of the Executive Chair position as separate from the Chief Executive Officer position as provided in these Guidelines depends upon the experience and business relationships of the initial Executive Chair designated by Lead. In the event that the initial Executive Chair ceases to be an executive officer of the Company (the date of such event, the “EC End Date”), the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director) effective as of the EC End Date.

If the EC End Date occurs at any time before the 2021 AGM: (1) the Board shall first consider whether to combine the role of Chair and Chief Executive Officer (the “Combination Resolution”); and (2) in the event that the Combination Resolution is not passed by the requisite majority, the Board shall consider whether to appoint a new Chair, who shall not be an executive officer or an employee of the Company and who shall qualify as “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code (the “Non-Executive Chair Resolution” and such Chair, the “Non-Executive Chair”).

To be the effective action of the Board, the Combination Resolution shall be adopted by (i) prior to the 2019 AGM, Special Board Approval, and (ii) from and after the 2019 AGM until the 2021 AGM, the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are twelve (12) Directors voting, the votes of at least eight (8) Directors shall be required). Neither the Executive Chair nor the Chief Executive Officer shall be entitled to vote on the Combination Resolution.

Prior to the 2019 AGM, the failure to adopt the Combination Resolution shall be deemed to be an adoption of the Non-Executive Chair Resolution. From and after the 2019 AGM until the 2021 AGM, to be the effective action of the Board, the Non-Executive Chair Resolution shall be adopted by the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required). From and after the 2019 AGM until the 2021 AGM, the Chief Executive Officer shall be entitled to vote on the Non-Executive Chair Resolution and the Executive Chair shall not be entitled to vote on the Non-Executive Chair Resolution.

Unless and until the Combination Resolution or the Non-Executive Chair Resolution is adopted by the requisite majority (or, during the Initial Board Transition Period, the Non-Executive Chair Resolution is deemed adopted and the Non-Executive Chair has yet to be appointed), until the 2021 AGM, the Independent Lead Director (as defined in Article 1.F) shall serve as the interim Non-Executive Chair.

In the event that the Board has validly adopted the Combination Resolution, the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

In the event that the Board has validly adopted the Non-Executive Chair Resolution, the position of Non-Executive Chair shall be filled as follows:

•	Prior to the 2019 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by an ad-hoc nominating committee comprised of (A) the L Directors, excluding the Executive Chair (if he has not already ceased to be a Director), and (B) the Chief Executive Officer, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that neither the Executive Chair nor the Chief Executive Officer shall be entitled to vote on such resolution); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

•	From the 2019 AGM until the 2021 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by the Nominating and Corporate Governance Committee, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

The Non-Executive Chair shall be appointed from among the already serving Directors, and the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

At the EC End Date, all of the executive duties and authority of the Executive Chair in his capacity as an executive officer of the Company set forth in Exhibit A to these Guidelines shall be assumed by the Chief Executive Officer and the position of Executive Chair shall cease to exist. In any event, except as provided herein, the position of Executive Chair shall terminate immediately prior to the 2021 AGM. If the Board appoints a Non-Executive Chair or if the Independent Lead Director is serving as interim Non-Executive Chair, the Non-Executive Chair’s responsibilities shall be as is customary and shall include presiding over all meetings of the Board, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; and acting as the liaison between the Independent Directors and the Chief Executive Officer.

During the Initial Board Transition Period, in the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director), effective as of the date he ceased to serve as the Company’s chief executive officer, and an ad-hoc nominating committee shall be created to nominate by majority vote a candidate for Chief Executive Officer (such nominee, the “Chief Executive Officer Nominee”). The ad-hoc committee in this case shall be comprised of (i) the C Directors, excluding the Chief Executive Officer (if he has not already ceased to be a Director) and (ii) the Executive Chair or Non-Executive Chair. The Board (during the Initial Board Transition Period, by Special Board Approval) shall then resolve to appoint or reject the Chief Executive Officer Nominee as Chief Executive Officer (the “CEO Vote”), but the Chief Executive Officer, if he has not already ceased to be a Director, and the Executive Chair or Non-Executive Chair, as applicable, shall both abstain from voting on any such resolution. If the Board does not resolve to appoint the Chief Executive Officer Nominee as Chief Executive Officer, the process of appointing the Chief Executive Officer shall be again undertaken as set forth in this Article I.E until such time as the Board appoints the Chief Executive Officer. Following the Initial Board Transition Period, the Chief Executive Officer shall be chosen by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee.

In the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the person appointed by the Board to be the Company’s new Chief Executive Officer shall fill the vacancy caused by the previously serving Chief Executive Officer, notwithstanding anything to the contrary in Article I.A.

For purposes of these Guidelines, any Person not entitled to vote shall be deemed to have abstained and “Special Board Approval” means (i) if, after accounting for any vacancies on the Board and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes and (ii) if, due to vacancies on the Board and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

F.	Independent Lead Director

The Board shall have an independent lead director appointed in accordance with these Guidelines (the “Independent Lead Director”).

The initial Independent Lead Director has been designated by Cobalt and shall serve for a term ending on the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the C Directors that are Independent Directors, by the vote of a majority of such Directors, may elect from among the then serving Directors, an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

At the EC End Date, the Directors who are L Directors or, if the EC End Date occurs after the end of the Initial Board Transition Period, the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, by the vote of a majority of such Directors, shall have the right to elect from among the then-serving Directors an Independent Director to serve as Independent Lead Director until the later of (x) the 2021 AGM and (y) the second anniversary of the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the Directors who are L Directors or, if such expiration occurs after the end of the Initial Board Transition Period, were L Directors at the end of the Initial

Board Transition Period, and remain as Independent Directors, by the vote of a majority of such Directors, may elect from among the then-serving Directors an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

The Independent Lead Director shall thereafter be elected by the Independent Directors bi-annually for a term of two years, subject to the Independent Lead Director’s re-election to the Board at the annual general meeting of members of the Company during his term.

The Independent Lead Director’s responsibilities (i) during any period in which the Chair of the Board is an executive officer of the Company entail: presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; acting as the liaison between the Independent Directors and the Chief Executive Officer and the Chair of the Board; and monitoring and reporting to the Board any conflicts of interests of Directors, and (ii) during other periods, shall be solely monitoring and reporting to the Board any conflicts of interests of Directors.

G.	Director Qualification Standards and Additional Selection Criteria

The responsibility for the selection of new Directors resides with the Board and the members of the Company. The identification, screening and recommendation process has been delegated to the Nominating and Corporate Governance Committee and, upon a vacancy during the Initial Board Transition Period, to its subcommittees. The Nominating and Corporate Governance Committee reviews candidates for appointment as Directors, will recommend candidates to the Board to fill vacant Board seats after the Initial Board Transition Period and will annually recommend a slate of directors for approval by the Board and appointment by the members of the Company beginning with respect to the 2019 AGM.

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will evaluate candidates in accordance with the qualification standards set forth in Exhibit B to these Guidelines. In addition, the Nominating and Corporate Governance Committee and its subcommittees, if applicable, and the Board may also consider the additional selection criteria set forth in Exhibit B.

H.	Director Orientation and Continuing Education

Management will provide an orientation process for new Directors, including background material on the Company and its business. As appropriate, management will provide opportunities for additional educational sessions for Directors on matters relevant to the Company and its business.

I.	No Specific Limitation on Other Board Service

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations and has not adopted any guidelines limiting such activities. However, the Nominating and Corporate Governance Committee may take into account the nature of and time involved in a Director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current Directors.

Service on other boards and/or committees should be consistent with the Company’s conflict of interest policies, the Articles and all applicable laws and regulations.

J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company

When a Director, including any Director who is currently an officer or employee of the Company, resigns or materially changes his or her position with his or her employer or becomes aware of circumstances that may adversely reflect upon the Director or the Company, such Director should notify the Nominating and Corporate Governance Committee of such circumstances. The Nominating and Corporate Governance Committee will consider the circumstances, and may in certain cases recommend that the Board request that the Director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.

K.	Term

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

L.	Mandatory Retirement

With respect to the 2019 AGM and for all periods thereafter, subject to applicable law, a non-employee Director whose birth date occurs prior to July 1st must retire at the annual general meeting of members of the Company during the year of such Director’s 72nd birthday and, subject to applicable law, a non-employee Director whose birth date occurs on or after July 1st must retire at the annual general meeting of members of the Company the year following such Director’s 72nd birthday. The Board may, by majority resolution, accept a recommendation by the Nominating and Corporate Governance Committee of a Director for appointment to the Board after such Director’s retirement date, and in turn nominate the Director for appointment to the Board, if the Board and the Nominating and Corporate Governance Committee determine that such appointment would be in the best interest of the Company and its members as a whole.

M.	Director Roles and Responsibilities

The business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees. The Directors are expected to spend the time and effort necessary to properly discharge their responsibilities. These include:

•	exercising their business judgment in good faith;

•	acting in what they reasonably believe to be the best interest of the Company and its members as a whole;

•	becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company; and

•	ensuring that the business of the Company is conducted so as to further the long-term interests of its members.

Directors must disclose to the Board the nature and extent of their interest in a proposed transaction or arrangement with the Company, unless the interest cannot reasonably be regarded as likely to give rise to a conflict of interest, and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter in relation to which they may have a conflict. Moreover, Directors must avoid other situations in which their personal interests conflict or possibly may conflict with the Company’s interests, unless the matter has been authorized in accordance with the Articles.

N.	Compensation

The Board believes that Director compensation should fairly pay Directors for work required in a business of the Company’s size and scope, and that compensation should align Directors’ interests with the long-term interests of members of the Company. The Compensation Committee will review and make recommendations to the Board regarding the cash and equity compensation of Directors. The Company’s executive officers will not receive additional compensation for their service as Directors.

Except as otherwise permitted by the applicable NYSE rules, members of the Audit Committee and Compensation Committee may not directly or indirectly receive any compensation from the Company other than their Directors’ compensation (including any compensation for service on committees of the Board and the receipt of equity incentive awards).

O.	Share Ownership

The Board believes that requiring Directors to maintain an ownership interest in the Company is consistent with carrying out the fundamental roles of the Board as set forth above. As such, within no more than three years following initial election to the Board, Directors are expected to own shares of the Company with a value equal to or more than five times the Company’s annual retainer paid to Directors.

P.	Board Access to Senior Management

The Board will have complete access to Company management in order to ensure that Directors can ask any questions and receive all information necessary to perform their duties. To facilitate such access the Board supports the practice of field reviews with representatives of management and with managers making field presentations related to operations. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer, or if the Chief Executive Officer is not available or if such request to the Chief Executive Officer is not appropriate in the circumstances, directly by the Director. To the extent appropriate, such contact, if in writing, should be copied to the Chief Executive Officer.

Q.	Board Access to Independent Advisors

The Board committees may hire independent advisors as set forth in their applicable charters. The Board as a whole shall have access to any independent advisor retained by the Company, and the Board may hire any independent advisor it considers necessary to discharge its responsibilities.

R.	Annual Self-Evaluation

The Board will conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively. Performance of the Board and its committees are surveyed as a whole rather than at the membership level. The Nominating and Corporate Governance Committee will receive comments from all Directors and report annually to the Board regarding the Board and its committees and recommendations for improvements in the overall performance of the Board and its committees.

II.	BOARD MEETINGS

A.	Frequency of Meetings

The Board will meet at least four (4) times annually. One of the Board’s meetings each year will occur on the day of the annual general meeting of the members of the Company. In addition, special meetings may be called from time to time as determined by the needs of the business.

B.	Director Attendance

A Director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a Director is expected to regularly prepare for and attend meetings of the Board and all committees on which the Director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a Director may be unable to attend a meeting. A Director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. It is also expected that Directors will attend the annual general meeting of the members of the Company, except when exceptional circumstances prevent such attendance.

C.	Attendance of Non-Directors

The Board encourages the Chair of the Board or of any committee to invite Company management and outside advisors or consultants from time to time to participate in Board and/or committee meetings to: (i) provide insight into items being discussed by the Board which involve the manager, advisor or consultant; (ii) make presentations to the Board on matters which involve the manager, advisor or consultant; and (iii) bring managers with high potential into contact with the Board. Attendance of non-Directors at Board meetings is at the discretion of the Board.

D.	Advance Receipt of Meeting Materials

Information regarding the topics to be considered at a meeting is essential to the Board’s understanding of the business and the preparation of the Directors for a productive meeting. The Chair of the Board and the Chief Executive Officer, in consultation with the other Directors, will establish the agenda for each Board meeting. To the extent feasible, the meeting agenda and any written materials relating to each Board meeting will be distributed to the Directors sufficiently in advance of each meeting to allow for meaningful review of such agenda and materials by the Directors. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

III.	COMMITTEE MATTERS

A.	Committee Overview

The Board shall at all times maintain the following committees: (i) an Audit Committee; (ii) a Nominating and Corporate Governance Committee; (iii) a Compensation Committee; and (iv) a Strategy Committee. The Board may also establish other committees as it deems appropriate and delegate to these committees any authority permitted by applicable law and the Articles. Each committee will perform its duties as assigned by the Board in compliance with the Articles and the committee’s charter. It is the responsibility of the Directors to attend the meetings of the committees on which they serve.

During the Initial Board Transition Period, a quorum for the transaction of business at a meeting of any committee of the Board shall require at least one C Director and at least one L Director to be present at such meeting. If a quorum is present to organize a meeting of a committee of the Board, any question brought before such meeting shall be decided by Special Committee Approval, unless the question is one upon which, by express provision of the Articles, these Guidelines, or Board resolution a higher vote is required, in which case such express provision shall govern and control the decision of such question. For purposes of these Guidelines, “Special Committee Approval” means (i) if, after accounting for any vacancies on such committee and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes on the applicable matter, and (ii) if, due to vacancies on such committee and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, for purposes of this paragraph, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

B.	Committee Charters

Each standing committee shall have a written charter of responsibilities, duties and authorities, which shall periodically be reviewed by the Board.

C.	Composition

During the Initial Board Transition Period, each committee of the Board shall consist of an equal number of C Directors and L Directors, in each case subject to compliance with the NYSE rules.

From and after the Initial Board Transition Period, the members of each committee of the Board shall be as determined by the Board, subject to compliance with the NYSE rules.

D.	Committee Chairs

The initial chair of the Audit Committee and the Strategy Committee have been designated by Lead, and the initial chair of the Nominating and Corporate Governance Committee and the Compensation Committee have been designated by Cobalt. During the Initial Board Transition Period, the initial chair of each committee of the Board may only be removed by two-thirds resolution of the entire Board, provided that such initial chair shall abstain from any such vote.

During the Initial Board Transition Period, in the event of a vacancy in the chair position of the Audit Committee or Strategy Committee, the L Directors then serving on such committee shall appoint a new chair of such committee, and in the event of a vacancy in the chair position of the Nominating and Corporate Governance Committee or the Compensation Committee, the C Directors then serving on such committee shall appoint a new chair of such committee.

E.	Advisors

Each committee shall have full power and authority to retain the services of such advisors and experts, including counsel, as the committee deems necessary or appropriate with respect to specific matters within its purview.

IV.	SUCCESSION PLANNING

The Nominating and Corporate Governance Committee shall annually report to the Board on its performance review of the Executive Chair and the Chief Executive Officer. The Board shall review this report outside of the presence of the non-Independent Directors.

The Nominating and Corporate Governance Committee shall report annually to the Board on succession planning and management development activities. The Chief Executive Officer shall meet periodically with the Nominating and Corporate Governance Committee to make available his recommendations and evaluations of potential successors, along with a review of development plans recommended for succession candidates and others in the senior management group.

V.	FUNCTIONS; HEADQUARTERS

The geographic location of the principal offices of the executive officers as in effect at the Lead Effective Time pursuant to and in accordance with Sections 3.1(b) and 3.2(a) (including, for the avoidance of doubt, Section 3.2(a) of the FMCTI Disclosure Letter (as defined in the BCA)) of the Business Combination Agreement dated [●], 2016 by and among the Company, Cobalt, Inc., and Lead S.A. (the “BCA”); the geographic location of the principal offices and activities of the business units as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.2(b) of the BCA; and the geographic location of the principal offices of Topco as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.3 of the BCA, in each case, shall remain in force at least until the expiration of the Initial Board Transition Period, except as otherwise determined with approval of two-thirds of the entire Board.

Exhibit A

Roles and Responsibilities:

Executive Chair, Chief Executive Officer and Chief Operating Officer

The roles and responsibilities of the Executive Chair, Chief Executive Officer and Chief Operating Officer:

The Executive Chair shall lead the Board. The Executive Chair shall also be responsible for: (i) high-level government and client engagement, (ii) continued sponsorship and stewardship of large ongoing projects; (iii) high-level strategy; (iv) serving as the primary contact for certain designated media outlets; (v) integration of Cobalt and Lead, including synergy realization, in collaboration with the Chief Executive Officer; and (vi) other external engagements as mutually agreed with the Chief Executive Officer. The principal office of the Executive Chair shall be located in Paris, France.

The Chief Executive Officer shall be responsible for: (i) all day-to-day operations of the Company; (ii) collaboration on, and implementation of, strategy; (iii) integration of Cobalt and Lead, including synergy realization, in collaboration with the Executive Chair; and (iv) serving as the principal external spokesperson for the Company with analysts, investors, media and clients. All executives of the Company shall report to the Chief Executive Officer. The Chief Executive Officer shall report directly to the Board. The principal office of the Chief Executive Officer shall be located in Houston, Texas, United States.

The Chief Operating Officer shall be in charge of the following functions and operations: Strategy/M&A, IT, Manufacturing, Procurement, Digital, New Businesses and the integration of the two companies.

A-1

Exhibit B

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will consider candidates who are qualified and eligible to serve under applicable law, the Articles and the NYSE rules and who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	The candidate’s experience as a board member of another publicly held company;

C.	The candidate’s professional and academic experience relevant to the Company’s industry;

D.	The strength of the candidate’s leadership skills;

E.	The candidate’s experience in finance and accounting and/or executive compensation practices; and

F.	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

In addition, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, shall monitor the mix of specific experience, qualifications and skills of its Directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

B-1